November __, 1996

National Securities Corporation
 As Representative of the
  Several Underwriters
c/o National Securities Corporation
Suite 1560
875 North Michigan Avenue
Chicago, Illinois   60611


Ladies and Gentlemen:

         We have acted as counsel for Vita Food Products, Inc. (the "Company") and have represented the Company in connection with the sale to you and the other Underwriters named in Schedule A (the "Underwriters") to that certain Underwriting Agreement dated December __, 1996 between the Company and you, as representative of such Underwriters, and the registration on Form SB-2 under the Securities Act of 1993, as amended, File No. 333-5738 (the "Registration Statement") of an aggregate of 1,000,000 shares (the "Firm Shares") of the Company's common stock, $.01 par value (the "Common Stock") and 1,000,000 Redeemable Common Stock Purchase Warrants (the "Firm Warrants"), and up to an additional 150,000 shares of Common Stock (the "Option Shares") and up to
150,000 Redeemable Common Stock Purchase Warrants (the "Option Warrants") pursuant to an overallotment option, and 100,000 Representative Warrants ( the "Representative Warrants") and 100,000 Warrants Underlying Representative Warrants. The Firm Shares and the Option Shares are referred to herein collectively as the "Shares," the Firm Warrants and the Option Warrants are referred to herein collectively as the "Warrants." All capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Registration Statement.

         As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Articles of Incorporation, as amended; (b) the By-laws of the Company, as amended; (c) various corporate records and proceedings relating to the organization of the


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National Securities Corporation
November __, 1996
Page Two


Company and the issuance of the Shares and Warrants; and (d) a specimen certificate representing the Shares and the Warrants.

         Based upon the foregoing, we are of the opinion that the Shares, the Warrants and the Representative Warrants will, when delivered and sold in accordance with the Underwriting Agreement and the terms and conditions set forth in the Registration Statement, be duly authorized and validly issued and be fully-paid and non-assessable. We are furnishing this opinion solely for the benefit of the Company. This opinion may not be relied upon by any other person or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.

         We consent to the use of this opinion as an Exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

         We express no opinion as to any law other than the law of the State of Nevada and, to the extent applicable, of the United States.

         This opinion is (a) limited to matters stated herein and no opinion may be inferred beyond the matters expressly stated, (b) given as of the date hereof and with the express understanding that we have no obligation to advise you or any of your successors or assigns of changes in law or fact subsequent to the date hereof, even though such changes may affect the opinions expressed herein, and (c) rendered to you solely in connection with the subject transaction and may not be relied upon by you or any other person for any other purposes.

                                                   Very truly yours,

                                                   MUCH SHELIST FREED DENENBERG
                                                   AMENT BELL & RUBENSTEIN, P.C.



                                            By:   ______________________________
                                                  Michael J. Gamsky

MJG/df